UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2018

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Wildwood Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678.934.5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 8.01 Other Events.

On February 19, 2018, the Board of Directors of Genuine Parts Company declared a 7% increase in the regular quarterly cash dividend for 2018. The annual cash dividend payable increased to a rate of $2.88 per share compared with the previous dividend of $2.70 per share. The quarterly cash dividend of seventy-two cents ($0.72) per share is payable April 2, 2018 to shareholders of record March 9, 2018. GPC has paid a cash dividend every year since going public in 1948, and 2018 marks the 62nd consecutive year of increased dividends paid to shareholders.

On February 19, 2018, the Board of Directors of Genuine Parts Company approved two corporate officer changes, effective immediately. Napoleon B. Rutledge, Jr. was named Senior Vice President of Finance, and Derek B. Goshay was appointed Vice President of Safety & Sustainability. Previously, Mr. Rutledge was Vice President of Finance and has served the Company in a variety of finance and accounting roles for 18 years, including eight years as an officer. Mr. Goshay was most recently the Senior Vice President of Human Resources for EIS and has served in similar roles across several of Genuine Parts’ businesses in his 15 years with the Company.

A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated February 20, 2018

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 20, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

February 20, 2018	By:	Carol B. Yancey

Name: Carol B. Yancey
Title: Executive Vice President and CFO

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